Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of CytomX Therapeutics, Inc. for the registration of its common stock, preferred stock, debt securities, warrants, and units and to the incorporation by reference therein of our reports dated March 16, 2026, with respect to the financial statements of CytomX Therapeutics, Inc., and the effectiveness of internal control over financial reporting of CytomX Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
March 16, 2026